FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2003 FINANCIAL RESULTS

Q4 REVENUES OF $38.6 MILLION; EARNINGS OF $6.2 MILLION

COLUMBIA, MD – December 16, 2003: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and year ended October 31, 2003. For the fourth quarter of 2003 (4th Qtr 03), Martek achieved total revenues of $38.6 million, up from $15.1 million for the 4th Qtr 02. For the year ended October 31, 2003 (FY 03), Martek achieved total revenues of $114.7 million, up from $46.1 million for FY 02. For the 4th Qtr 03, Martek earned net income of $6.2 million, or $0.21 per diluted share, compared to $375,000 or $0.02 per diluted share in the 4th Qtr 02. For FY 03, Martek earned net income of $16.0 million, or $0.58 per diluted share, compared to a net loss of ($24.2) million or ($1.10) per diluted share for FY 02. Included in FY 02 results was a $15.8 million charge for in-process research and development related to the purchase of OmegaTech, Inc.

“2003 has been Martek’s most successful year with revenues surpassing the $100 million mark and an annual profit for the first time in Martek’s history,” stated Henry “Pete” Linsert, Jr., Chairman and Chief Executive Officer of Martek. “Production capacity has doubled over levels at the end of 2002 as US market share for infant formula products containing Martek’s oils grew from less than 10% to greater than 40%. Expansion of our production facilities is underway and should more than triple our current capacity in response to strengthening demand for the Company’s products.”

4th Qtr Consolidated Financial Results

Total revenues for the 4th Qtr 03 were $38.6 million, an increase of $23.5 million or 156% over the 4th Qtr 02. Substantially all of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional products sales by quarter see the chart at (http://www.martekbio.com/images/corporatepages/546ty2z.gif). Almost 90% of Martek’s 4th quarter revenues was generated by sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and Nestle launched a supplemented formula in the U.S. in late 2003. Supplemented term formulas are now collectively being marketed by these four companies in over 30 countries around the world. Included in Martek’s 4th quarter revenues was $2.4 million related to tolling revenues generated by the former FermPro business in Kingstree, SC, which was acquired in September 2003.

Gross profit margin decreased to 39% during the 4th Qtr 03, from 42% for the 4th Qtr 02, primarily due to the addition of lower margin tolling revenues related to the former FermPro business. The addition of the tolling business negatively impacted the overall gross margin by approximately 2% during the 4th Qtr 03. The 1% decrease in the gross margin of Martek’s core business was primarily due to higher ARA costs from DSM Gist B.V. (DSM), Martek’s third party manufacturer of ARA oil. The cost of ARA was negatively impacted during the quarter by the continued weakness in the US dollar exchange rate with the euro as well as inefficiencies associated with the installation of additional capacity at DSM’s facility in Capua, Italy. These factors offset cost savings realized as a result of economies of scale achieved by DSM in their production of ARA in Capua. DSM is expected to begin ARA production in the U.S. in early 2004, which will mitigate the impact of currency fluctuations and other factors that could impact the production at any one plant.

Research and development expenses increased by $1.1 million or 43% in the 4th Qtr 03 compared to the 4th Qtr 02. This increase was primarily the result of additional researchers hired and development work performed to improve production efficiencies and evaluate new processes.

Selling, general and administrative expenses increased by $1.3 million or 36% during the 4th Qtr 03 from the 4th Qtr 02, primarily due to the hiring of additional personnel, increases in legal fees and insurance and the addition of costs related to the Company’s new Kingstree facility, acquired from Fermpro in the 4th Qtr 03.

Other operating expenses of $630,000 were incurred in the 4th Qtr 03. This amount primarily relates to start-up costs of additional ARA capacity at DSM’s Capua facility as well as start-up costs relating to the expansion of DHA production underway at the Kingstree facility.

Net income of $6.2 million, or $0.21 per share on a diluted basis, was realized in the 4th Qtr 03, compared to net income of $375,000, or $0.02 per share on a diluted basis, for the 4th Qtr 02.

The Company produced cash flows from operations in excess of $10 million in the 4th Qtr 03, which was primarily the result of net income and favorable working capital management. Capital expenditures for the quarter were approximately $25 million, the majority of which were related to equipment purchased for the expansion underway at the newly acquired Kingstree facility to increase output of the Company’s nutritional oils. The Company used approximately $6 million of cash in connection with the acquisition of the Kingstree facility. At October 31, 2003, Martek had approximately $97.0 million in cash, cash equivalents and short-term investments, a decrease of $10.4 million from July 31, 2003.

2003 Consolidated Financial Results

Total revenues for FY 03 were $114.7 million, an increase of $68.7 million or 149% over FY 02, primarily due to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin improved to 40% for FY 03, up from 35% for FY 02, primarily due to lower ARA costs from DSM for the year. Research and development expenses increased by $570,000 or 5% in FY 03 compared to FY 02, primarily due to costs at our Boulder, CO facility that were not present prior to the purchase of OmegaTech in April, 2002. Selling, general and administrative expenses increased by $4.9 million or 39% in FY 03 over FY 02 due primarily to the hiring of additional personnel and increases in legal fees and insurance as well as the addition of Martek Boulder in April 02 and Martek Kingstree in September 03. Other operating expenses of $1.9 million were incurred in FY 03 compared to $406,000 in FY 02, an increase of $1.5 million, primarily due to start-up costs relating to the additional fermentation capacity at our Winchester, KY facility as well as start-up costs incurred by DSM for new capacity in Capua. Net income of $16.0 million, or $0.58 per diluted share was realized for FY 03, compared to a net loss of ($24.2) million, or ($1.10) per diluted share for FY 02. Included in FY 02 results was a $15.8 million charge for in-process research and development relating to the purchase of OmegaTech.

Recent Events

•	Expansion of production facilities – Martek has initiated an extensive expansion at its recently acquired Kingstree location for the fermentation and processing of the Company’s nutritional oils. This expansion is expected to cost approximately $120 million over the next 12-18 months. The first phase of the expansion should begin production in mid 2004 and once all phases are complete should more than triple Martek’s production capacity over the next 12-18 months.

•	New product introductions - Nestle USA, part of Nestle S.A., recently introduced Nestle Good Start Supreme DHA & ARA infant formula in the US. The new formula contains a blend of Martek’s DHA and ARA oils.

•	Additional research published on DHA:

•	Cardiovascular benefits presented at the American Heart Association’s Scientific Sessions 2003

•	Investigators from the University of Maryland presented research suggesting that the intake of DHA omega-3 fatty acids daily can favorably impact lipids and reduce cardiovascular disease risk factors in healthy adults. Healthy adults, taking varying doses of Neuromins® DHA ranging from 200mg to 1,000mg, experienced dose-dependent reductions in triglycerides and increases in HDL cholesterol (known as “good cholesterol”). According to researchers, DHA supplementation also resulted in an increase in large particle, but not small particle, LDL cholesterol. Small LDL particles are associated with an increased risk of cardiovascular disease, while large LDL particles pose little to no cardiovascular risk.

•	Researchers from the University of California, San Francisco enrolled 20 children with high cholesterol in a study designed to examine the effect of DHA on the lipid profiles of children at risk for coronary heart disease. Data indicated that DHA supplementation of 1,200 mg (Martek source) resulted in a favorable shift from small, dense LDL particles, known to be highly correlated with coronary heart disease, to large LDL particles. Further, DHA supplementation resulted in a significant favorable increase in HDL particle size.

•	Investigators from Carolinas Medical Center randomly assigned 38 mildly overweight men and women to receive 1,500 mg of DHA (Martek source) daily for twelve weeks. Those receiving supplementation experienced a 9 percent increase in beneficial HDL cholesterol, an 11 percent decrease in triglyceride levels, and a marked decrease in the small LDL particles that are highly correlated with coronary heart disease.

•	DHA and reduction of the risk of age-related dementia - Results from a new study conducted at Tufts University suggested that increasing DHA levels in the blood by eating approximately three fish meals per week was associated with a 48 percent reduction in the risk of dementia in elderly men and women. 1,137 men and women with a mean age of 75 took part in the study and were followed for a mean of 10 years.

•	DHA and the risk of postpartum depression - A study conducted at Maastricht University in the Netherlands, suggests an association between low levels of DHA after pregnancy and the occurrence of postpartum depression. The results demonstrated that slower postpartum recovery of the functional DHA status is related to a higher risk for the development of postpartum depression.

•	Production - A nationwide power failure occurred in Italy in September 2003, which negatively impacted production of ARA in Capua. Martek will be affected by this event in the first quarter of 2004 in the form of product shortages and increased costs, which are expected to negatively impact first quarter sales by approximately $5 million - $6 million. The Company is evaluating a potential insurance claim and should be able to determine in early FY 04 whether any insurance proceeds will be available.

•	New Collaboration Agreement - The Company recently signed a R&D collaboration agreement with SemBioSys Genetics, Inc., a Canadian biotechnology company, to co-develop plant-based DHA products for Martek. The multi-year collaboration calls for up to $10 million in research and milestone payments over the term of the agreement as well as royalties on future new product sales.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly and annual earnings and other current business issues on Tuesday, December 16, 2003 at 4:45 p.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations and acquisitions; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and costs of third-party manufactured oils, including the impact of currency exchange rates; (4) future research and development costs; and (5) capital expenditures and production capacity. These statements are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2002 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Consolidated Statements of Operations Data

	Three months ended October 31,		Year ended October 31,

	2003	2002	2003	2002

				(audited)
Revenues:
Product sales:
Nutritional product sales	$35,911	$14,832	$111,094	$45,114
Fluorescent detection product sales	141	210	895	789
Total product sales	36,052	15,042	111,989	45,903
Tolling revenues	2,439	—	2,439	—
Other revenues	139	75	309	152

Total revenues	38,630	15,117	114,737	46,055
Costs and expenses:
Cost of product sales	21,346	8,787	66,347	29,794
Cost of tolling revenues	2,192	—	2,192	—
Research and development	3,526	2,468	12,218	11,648
Acquired in-process research and development	—	—	—	15,788
Restructuring	—	—	(250)	1,266
Selling, general and administrative	4,959	3,637	17,211	12,344
Other operating expenses	630	55	1,943	406
Total costs and expenses	32,653	14,947	99,661	71,246

Income/(loss) from operations	5,977	170	15,076	(25,191)
Other income, net	260	205	916	958
Net income/(loss)	$6,237	$375	$15,992	($24,233)

Basic earnings/(loss) per share	$0.23	$0.02	$0.63	($1.10)

Diluted earnings/(loss) per share	$0.21	$0.02	$0.58	($1.10)

Shares used in computing basic earnings/(loss) per share	27,689,308	23,278,950	25,510,376	21,982,117
Shares used in computing diluted earnings/(loss) per share	30,191,517	23,952,989	27,416,757	21,982,117

Consolidated Balance Sheets Data

	October 31,	October 31,
	2003	2002

		(audited)
Assets:
Cash, cash equivalents and short-term investments	$96,971	$22,419
Other current assets	41,373	20,627
Property, plant and equipment, net	88,314	36,506
Goodwill and identifiable intangible assets, net	68,652	44,065
Other assets	213	695
Total assets	$295,523	$124,312

Liabilities and stockholders’ equity:
Current liabilities	$32,126	$12,589
Non-current liabilities	19,433	5,746
Stockholders’ equity	243,964	105,977
Total liabilities and stockholders’ equity	$295,523	$124,312

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